BOLTTHREADS.COm
5858 Horton St. Suite 400
Emeryville, CA 94608

December 16, 2021 Cintia Nardi
Re:    Offer of Employment
Dear Cintia Nardi:

I am very pleased to confirm our offer to you of employment with Bolt Threads, Inc. (the “Company”).
The terms of our offer and the benefits currently provided by the Company are as follows:
1.Your Position. You are being offered the position of Chief Operating Officer, reporting to the Chief Executive Officer. This is a full-time, exempt position based in remote office.
2.Salary. Your initial salary will be $290,000 per year (subject to applicable withholding), paid on the Company’s regular payroll pay dates. Your salary will be subject to periodic review by the Company.
3.Start Date. Your full-time employment will begin on a mutually acceptable date, not later than February 7, 2022.
4.Equity. It will be recommended to the Board of Directors of the Company (the “Board”) that you be granted restricted stock units ("RSUs") for 171,538 shares of the Company’s Common Stock. Vesting of the RSUs requires satisfaction of two vesting conditions: (i) a time-based vesting condition and (ii) a second liquidity event vesting condition. Both conditions must be satisfied for the RSUs to vest and for shares to be issued to you. Under the time-based vesting condition, you will vest in your RSUs over four years pursuant to the Company’s standard RSU vesting schedule, with an initial 12 month cliff, subject to your continuous service with the Company on each applicable vesting date. The portion of your RSU that has time-vested shall not expire upon your termination, and you will remain eligible for the RSUs that have met the time-based vesting condition until the liquidity event vesting condition, provided that if the liquidity event vesting condition does not occur during the term of the RSU award, all RSUs will be forfeited, and the RSUs will be subject to the Company’s standard terms and conditions under its equity plan and RSU agreement. Further details on the RSU grant and equity plan will be provided upon approval of such grant by the Board.
3.Benefits. You will be eligible to participate in Company’s employee benefit plans of general application, as they may exist from time to time. You will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

4.Confidentiality; No Breach of Obligations to Third Parties. As an employee of the
Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" in the form attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree not to
(i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this letter agreement and the Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers, or between yourself and any other parties.
5.Authorization to Work. Please note that because of employer regulations adopted in the
Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. This requirement applies to U.S. citizens and non-U.S. citizens alike.
6.At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, neither the vesting of any option described in this letter agreement (nor any other provision of this letter agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
7.Arbitration and Class Action Waiver. As a condition of your employment with Company, you and the Company agree to submit to mandatory binding arbitration any dispute, claim or controversy arising out of, related to or connected with your employment with the Company or the termination thereof, including, but not limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for stock or stock options, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., and 42 U.S.C.§ 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Arbitration shall be final and binding upon the parties. Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims, except that each party may, at its or his option, seek injunctive relief in a court of competent jurisdiction related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.

YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.
This letter agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict an employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). Further, nothing in this Arbitration and Class Action Waiver section restricts your right, if any, to file in court a representative action under applicable law, including, for California employees, the California Labor Code Section 2698, et seq. However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
The arbitration, including all hearings, shall be conducted in the city in which you are employed by the Company through the American Arbitration Association (the “AAA”) before a single neutral arbitrator in accordance with the AAA employment rules then in effect. The AAA employment rules may be found and reviewed at https://www.adr.org under the “Rules & Forms” tab. If you are unable to access these rules, please let me know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision with the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.
8.Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
9.Entire Agreement. Once accepted, this letter agreement, together with the Invention
Assignment and Confidentiality Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior offers, negotiations and agreements or promises, whether oral or written, if any, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained this letter agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations, and warranties as are contained herein.
10.Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated and return it to me by no later than 5:00 p.m. (PST) on Thursday, December 23, 2021. If you have not accepted our offer by that time, this offer will expire. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any.
Dan Widmaier, Chief Executive Officer Bolt Threads, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

12/18/2021
Cintia Nardi    Date